Exhibit 2.1

TERMINATION AGREEMENT

This TERMINATION AGREEMENT (this “Termination Agreement”) is entered into as of December 6, 2022 (the “Effective Date”), by and between Phoenix Biotech Acquisition Corp., a Delaware corporation (“SPAC”), OM Merger Sub Inc., a Delaware corporation (“Merger Sub”), and Intrinsic Medicine, Inc., a Delaware corporation (the “Company”). SPAC, Merger Sub and the Company are collectively referred to herein as the “Parties” and individually as a “Party”. Capitalized terms used but not defined in this Termination Agreement shall have the meanings ascribed to them in the Business Combination Agreement (as defined below).

RECITALS

WHEREAS, the Parties are party to that certain Business Combination Agreement, dated as of October 30, 2022 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Business Combination Agreement”);

WHEREAS, pursuant to Section 7.1(a) of the Business Combination Agreement, the Business Combination Agreement may be terminated, and the Merger and the other transactions contemplated thereby may be abandoned at any time prior to the Effective Time, by mutual written consent of SPAC and the Company; and

WHEREAS, the Parties desire to terminate the Business Combination Agreement and abandon the transactions contemplated thereby as set forth herein and in accordance with Section 7.1(a) of the Business Combination Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth in this Termination Agreement, and for other good and valid consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. Termination of Business Combination Agreement. In accordance with Section 7.1(a) of the Business Combination Agreement and subject to the terms and provisions of this Termination Agreement, the Business Combination Agreement is hereby terminated by mutual written consent of the Parties effective as of the Effective Date. As of the Effective Date, all Parties’ right, title, and interest in and rights, duties and obligations with respect to the Business Combination Agreement will terminate and be of no further legal force or effect, except that, notwithstanding anything to the contrary contained in the Business Combination Agreement (together with the other documents and transactions contemplated thereby) or this Termination Agreement, the Confidentiality Agreement or any of the Ancillary Documents, (a) the terms set forth in Section 5.3(a) (Confidentiality and Access to Information), Section 7.2 (Effect of Termination), Article VIII (Miscellaneous) and any corresponding definitions set forth in Article I of the Business Combination Agreement, and no other provisions of the Business Combination Agreement, and (b) the Confidentiality Agreement (the foregoing clauses (a) and (b), collectively, the “Surviving Provisions”), shall survive the termination of the Business Combination Agreement and remain in full force and effect. The Parties further acknowledge and agree that, as of the Effective Date and by virtue of the termination of the Business Combination Agreement hereby, each of the Ancillary Agreements and the Indicative Term Sheet entered into as of July 22, 2022 by and between the Sponsor, SPAC and Company (the “Term Sheet”) shall terminate in accordance with its terms.

2. Mutual Release. Effective from and after the Effective Date, each of SPAC and Merger Sub, on the one hand, and the Company, on the other hand, acknowledge and agree, in each case on behalf of itself and each of its respective current and former Affiliates, including, but not limited to, Phoenix Biotech Sponsor, LLC (“Sponsor”), any and all members of the Sponsor, Subsidiaries, officers, directors, employees, managers, partners, principals, advisors, agents, stockholders, members, investors, equity holders or other representatives, successors, predecessors or assigns (each, a “Releasing Party”), that:

a. Each Releasing Party represents and warrants that it (i) has no Claims (as defined below) and (ii) has not transferred or assigned, or purported to transfer or assign, any Claims, and covenants that it will not transfer or assign, or purport to transfer or assign, any Claims, in each case, against the Company, on the one hand, or SPAC or Merger Sub, on the other hand, or any current or former Affiliates of the Company, SPAC or Merger Sub, which in each case includes, but is not limited to, Sponsor, any and all members of the Sponsor, and Subsidiaries, officers, directors, employees, managers, partners, principals, advisors, agents, stockholders, members, investors, equity holders or other representatives, successors, predecessors or assigns of such Party (collectively, the “Released Parties”);

b. Each Releasing Party hereby unconditionally, irrevocably and forever releases, acquits and discharges the other Releasing Party’s Released Parties from, and covenants not to sue any of the other Releasing Party’s Released Parties for, any and all claims, demands, allegations, assertions, complaints, controversies, charges, duties, grievances, rights, causes of action, actions, suits, liabilities, debts, obligations, promises, commitments, agreements, guarantees, endorsements, duties, damages, punitive damages, costs, losses, debts, interest and expenses (including attorneys’ fees and costs incurred) of any nature whatsoever, including without limitation, notwithstanding anything to the contrary contained in the Business Combination Agreement (together with the other documents and transactions contemplated thereby), or any of the Ancillary Documents or Term Sheet, relating to breach of contract, fraud or willful breach (whether direct or indirect, known or unknown, disclosed or undisclosed, matured or unmatured, accrued or unaccrued, asserted or unasserted, absolute or contingent, determined or conditional, express or implied, fixed or variable and whether vicarious, derivative, joint, several or secondary) in connection with or arising from the Business Combination Agreement (together with the other documents and transactions contemplated thereby), the Ancillary Documents, the Term Sheet or the transactions contemplated thereby, including but not limited to their negotiation, execution, performance or nonperformance (collectively, “Claims”), that such Releasing Party has or had or can, will or may now or hereafter have, including any Claims arising under any applicable Law. Each Party acknowledges and understands that there is a risk that subsequent to the execution of this Termination Agreement, each Party may discover, incur or suffer Claims that were unknown or unanticipated at the time of the execution of this Termination Agreement, and which, if known on the date of the execution of this Termination Agreement, might have materially affected such Party’s decision to enter into and execute this Termination Agreement. Each Party further agrees that by reason of the releases contained herein, each Party is assuming the risk of such unknown Claims and agrees that this Termination Agreement applies thereto.

3. Waiver of Claims under California Civil Code. The Releasing Parties are familiar with, and effective from and after the Effective Date, the Releasing Parties expressly waive, and each Releasing Party shall be deemed to have expressly waived the provisions, rights, and benefits of California Civil Code §1542, which provides as follows: “A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.” The Releasing Parties further expressly waive any and all provisions, rights, and benefits conferred by any Law of any state or territory of the United States, or principle of common law, which is similar, comparable, or equivalent to California Civil Code §1542.

4. Miscellaneous.

a. Section 5.3(a) (Confidentiality and Access to Information), Section 7.2 (Effect of Termination) and Article VIII (Miscellaneous) (other than Section 8.1) of the Business Combination Agreement are hereby incorporated by reference as if fully set forth herein and will apply mutatis mutandis to this Termination Agreement notwithstanding that the Business Combination Agreement has been terminated hereby.

b. The Parties each hereby expressly covenant and agree that none of them will commence, initiate, sustain, assist or support in any way litigation or proceedings against the other Party or the other Party’s Released Party’s in any way related to or arising out of any claims released by this Termination Agreement. For the avoidance of doubt, nothing herein will be construed to (i) release, acquit or discharge any claims, demands, allegations, assertions, complaints, controversies, charges, duties, grievances, rights, causes of action, actions, suits, liabilities, debts, obligations, promises, commitments, agreements, guarantees, endorsements, duties, damages, punitive damages, costs, losses, debts, interest and expenses in connection with or arising from, (ii) release a Party from its obligations under, or (iii) prevent any Party hereto from enforcing its rights under, this Termination Agreement or the Surviving Provisions.

c. In entering into this Termination Agreement, no Party is admitting any fault or liability of any kind whatsoever to each other or to any third party. Nothing in this Termination Agreement is or shall be construed to be an admission of liability or wrongdoing by any Party. The Parties further agree and acknowledge that neither this Termination Agreement, nor the terms thereof or negotiations relating thereto, shall be offered in evidence in any action or proceeding for any purpose whatsoever, except to enforce the terms hereof or in any proceeding in which the terms of this Termination Agreement are applicable.

d. Each of the Parties hereto represents and warrants that (i) it has the requisite power and authority to execute and deliver this Termination Agreement and the related documents to which such Party is a signatory; (ii) the execution and delivery of this Termination Agreement by such Party has been duly authorized by all requisite action(s) and creates valid and binding obligations of such Party, enforceable in accordance with its terms; (iii) neither the execution and delivery of this Termination Agreement nor the consummation of the transactions contemplated hereby or thereby will violate any constitution, statute, regulation, rule, injunction, judgment, order, decree or other restriction of any governmental authority or conflict with, result in a breach of, or constitute a default under any contract, lease, license instrument or other arrangement to which such Party is bound; and (iv) it is authorized to execute this Termination Agreement on behalf of its officers, directors, beneficiaries, representatives, employees, agents, Affiliates, Subsidiaries, attorneys, insurers, successors, predecessors and assigns.

e. Each person who signs this Termination Agreement in a representative capacity represents and warrants that he or she is duly authorized to do so.

f. The Parties agree and covenant to cooperate fully and to take all additional actions that may be necessary or appropriate to give full force to the terms and intent of this Termination Agreement and which are not inconsistent with its terms. This Termination Agreement shall be binding upon and inure to the benefit of the Parties hereto as well as their administrators, trustees, executors, beneficiaries, receivers, conservators, representatives, the other persons on whose behalf the Parties have released Claims pursuant to Section 2, successors and assigns.

g. Each of the Parties hereto hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Termination Agreement or the transactions contemplated by this Termination Agreement.

h. In any construction to be made of this Termination Agreement, the same shall not be construed against any Party on the basis that the Party was the drafter. Rather, the language of this Termination Agreement shall in all cases be construed as a whole, according to its fair meaning and not strictly for or against any of the Parties.

i. Each of the Parties to this Termination Agreement represents, warrants, and agrees that in executing this Termination Agreement it has placed no reliance whatsoever on any statement, representation, or promise of any other party or any other person or entity, not expressly set forth herein, or upon the failure of any other party or any other person or entity to make any statement, representation or disclosure of anything whatsoever. This clause shall: (i) preclude any claim that any Party was in any way fraudulently induced to execute this Termination Agreement; and (ii) preclude the introduction of parol evidence to vary, interpret, supplement, or contradict the terms of this Termination Agreement. Each Party has read the Termination Agreement carefully, knows and understands the contents of this Termination Agreement, and has made such investigation of the facts pertaining to the settlement and this Termination Agreement and of all matters pertaining to this Termination Agreement as such person deems necessary or desirable. Each Party received prior independent legal advice from legal counsel of such person’s choice with respect to the advisability of making the settlement provided for in this Termination Agreement and with respect to the advisability of executing this Termination Agreement.

j. The representations and warranties contained in this Termination Agreement shall survive the execution, delivery and consummation of this Termination Agreement.

k. No modification, amendment, or waiver of any of the provisions contained in this Termination Agreement, or any future representation, promise, or condition in connection with the subject matter of this Termination Agreement, shall be binding upon any Party to this Termination Agreement unless made in writing and signed by the Parties to this Termination Agreement or by duly authorized officers or agents of the persons signing this Termination Agreement.

l. This Termination Agreement and all disputes or controversies arising out of or relating to this Termination Agreement or the transactions contemplated hereby, including the applicable statute of limitations, shall be governed by and construed in accordance with the Laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of New York.

m. This Termination Agreement constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the Parties and their Affiliates, or any of them, with respect to the subject matter hereof and thereof. No provision of this Termination Agreement shall confer upon any person other than the Parties hereto and their permitted assigns any rights or remedies hereunder.

n. This Termination Agreement may be executed in counterparts, and each counterpart, when executed, shall have the full efficacy of a signed original. Photographic copies of such signed counterparts may be used in lieu of the originals for any permissible purpose.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Termination Agreement to be executed as of the Effective Date by their respective officers thereunto duly authorized.

PHOENIX BIOTECH ACQUISITION CORP.

By:	/s/ Chris Ehrlich
Name:	Chris Ehrlich
Title:	Chief Executive Officer

OM MERGER SUB INC.

By:	/s/ Chris Ehrlich
Name:	Chris Ehrlich
Title:	President

INTRINSIC MEDICINE, INC.

By:	/s/ Alexander Martinez
Name:	Alexander Martinez
Title:	Chief Executive Officer

[Signature Page to Termination Agreement]